March 2025 Pricing Supplement dated March 14, 2025 Registration Statement No. 333-275898 Filed Pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

Dual Directional Buffered PLUS Based on the Performance of the Russell 2000® Index due April 5, 2027

Dual Directional Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Unlike conventional debt securities, the Dual Directional Buffered Performance Leveraged Upside SecuritiesSM (the “Buffered PLUS”) do not pay interest and provide a minimum payment at maturity of only 15% of the stated principal amount. If the final underlier value is greater than the initial underlier value, investors will receive the stated principal amount of their investment plus a return reflecting the leveraged upside performance of the underlier, subject to the maximum upside payment at maturity. If the final underlier value is less than the initial underlier value but not by more than the buffer amount, at maturity investors will receive the stated principal amount plus an unleveraged positive return equal to the absolute value of the percentage decline of the underlier from the initial underlier value to the final underlier value, which will effectively be limited to a positive return of 15%. However, if the final underlier value is less than the initial underlier value by more than the buffer amount, investors will lose 1% of the stated principal amount for every 1% decline beyond the specified buffer amount, subject to the minimum payment at maturity of 15% of the stated principal amount. Investors may lose up to 85% of the stated principal amount of the Buffered PLUS. The Buffered PLUS are for investors who seek an equity index-based return and who are willing to risk a significant portion of their principal and forgo current income and upside above the maximum upside payment at maturity in exchange for the leverage and buffer features, which, in each case, apply to a limited range of performance of the underlier, and an unleveraged absolute value return feature, which applies only if the final underlier value is less than the initial underlier value but not by more than the buffer amount. The Buffered PLUS are senior unsecured debt securities issued as part of Royal Bank of Canada’s Senior Global Medium-Term Notes, Series J program. All payments on the Buffered PLUS are subject to the credit risk of Royal Bank of Canada.

FINAL TERMS
Issuer:	Royal Bank of Canada
Underlier:	The Russell 2000® Index (Bloomberg symbol: “RTY”)
Aggregate principal amount:	$8,759,000
Stated principal amount:	$1,000 per Buffered PLUS
Pricing date:	March 14, 2025
Original issue date:	March 19, 2025
Valuation date:*	March 31, 2027
Maturity date:*	April 5, 2027
Payment at maturity:

You will receive on the maturity date a cash payment per Buffered PLUS determined as follows:

•   If the final underlier value is greater than the initial underlier value:

the lesser of (a) $1,000 + ($1,000 × leverage factor × underlier return) and (b) maximum upside payment at maturity

•   If the final underlier value is equal to the initial underlier value or less than the initial underlier value but not by more than the buffer amount of 15%:

$1,000 + (-1 × $1,000 × underlier return)

In this scenario, you will receive a positive return on the Buffered PLUS equal to the absolute value of the underlier return, even though the underlier return is negative. In no event will this return exceed 15%.

•   If the final underlier value is less than the initial underlier value by more than the buffer amount of 15%:

$1,000 + ($1,000 × underlier return) + $150.00

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000, but will be at least $150.00.

Maximum upside payment at maturity:	$1,186.50 per Buffered PLUS (118.65% of the stated principal amount)
Minimum payment at maturity:	$150.00 per Buffered PLUS (15% of the stated principal amount)
Leverage factor:	150% (applicable only if the final underlier value is greater than the initial underlier value)
Underlier return:	(final underlier value – initial underlier value) / initial underlier value
Buffer amount:	15%. As a result of the buffer amount of 15%, the value at or above which the underlier must close on the valuation date so that investors do not suffer a loss on their initial investment in the Buffered PLUS is 1,737.48075, which is 85% of the initial underlier value.
Initial underlier value:	2,044.095, which was the closing value of the underlier on the pricing date
Final underlier value:	The closing value of the underlier on the valuation date
CUSIP / ISIN:	78017KTP7 / US78017KTP74
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Agent:	RBC Capital Markets, LLC (“RBCCM”)
Commissions and issue price:	Price to public	Agent’s commissions	Proceeds to issuer
Per Buffered PLUS	$1,000.00	$20.00(1) $5.00(2)	$975.00
Total	$8,759,000	$218,975	$8,540,025

(1) RBCCM, acting as agent for Royal Bank of Canada, will receive a fee of $25.00 per Buffered PLUS and will pay to Morgan Stanley Wealth Management (“MSWM”) a fixed sales commission of $20.00 for each Buffered PLUS. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

(2) Of the amount received by RBCCM, acting as agent for Royal Bank of Canada, RBCCM will pay MSWM a structuring fee of $5.00 for each Buffered PLUS.

* Subject to postponement. See “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

The initial estimated value of the Buffered PLUS determined by us as of the pricing date, which we refer to as the initial estimated value, is $966.06 per Buffered PLUS and is less than the public offering price of the Buffered PLUS. The market value of the Buffered PLUS at any time will reflect many factors, cannot be predicted with accuracy and may be less than this amount. We describe the determination of the initial estimated value in more detail below.

An investment in the Buffered PLUS involves certain risks. See “Risk Factors” beginning on page 7 of this document and “Risk Factors” in the accompanying prospectus, prospectus supplement and product supplement.

You should read this document together with the documents listed below, each of which can be accessed via the hyperlinks below, before you decide to invest. Please also see “Additional Information about the Buffered PLUS” in this document.

Prospectus dated December 20, 2023	Prospectus Supplement dated December 20, 2023	Underlying Supplement No. 1A dated May 16, 2024	Product Supplement No. 1A dated May 16, 2024

None of the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory body has approved or disapproved of the Buffered PLUS or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense. The Buffered PLUS will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality. The Buffered PLUS are not bail-inable notes and are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

Dual Directional Buffered PLUS Based on the Performance of the Russell 2000® Index due April 5, 2027

Dual Directional Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investment Summary

Dual Directional Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The Dual Directional Buffered PLUS Based on the Performance of the Russell 2000® Index due April 5, 2027 (the “Buffered PLUS”) can be used:

▪	As an alternative to direct exposure to the underlier that enhances returns for a certain range of positive performance of the underlier, subject to the maximum upside payment at maturity

▪	To obtain an unleveraged positive return for a limited range of negative performance of the underlier

▪	To enhance returns and potentially outperform the underlier in a moderately bullish or moderately bearish scenario

▪	To achieve similar levels of upside exposure to the underlier as a direct investment, subject to the maximum upside payment at maturity, while using fewer dollars by taking advantage of the leverage factor

▪	To obtain a buffer against a specified level of negative performance of the underlier

If the final underlier value is less than the initial underlier value by more than the buffer amount, at maturity investors will lose 1% of the stated principal amount of their investment for every 1% decline beyond the specified buffer amount, subject to the minimum payment at maturity of 15% of the stated principal amount.

Maturity:	Approximately 24 months
Leverage factor:	150% (applicable only if the final underlier value is greater than the initial underlier value)
Buffer amount:	15%
Maximum upside payment at maturity:	$1,186.50 per Buffered PLUS (118.65% of the stated principal amount)
Minimum payment at maturity:	$150.00 per Buffered PLUS (15% of the stated principal amount). Investors may lose up to 85% of the stated principal amount of the Buffered PLUS.
Interest:	None

Key Investment Rationale

Investors may lose up to 85% of the stated principal amount of the Buffered PLUS. The Buffered PLUS are for investors who seek an equity index-based return and who are willing to risk a significant portion of their principal and forgo current income and upside above the maximum upside payment at maturity in exchange for the leverage and buffer features, which, in each case, apply to a limited range of performance of the underlier, and an unleveraged absolute value return feature, which applies only if the final underlier value is less than the initial underlier value but not by more than the buffer amount.

Leveraged Upside Performance	The Buffered PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance of the underlier relative to a direct investment in the underlier.
Absolute Return Feature	The Buffered PLUS enable investors to obtain an unleveraged positive return if the final underlier value is less than the initial underlier value but not by more than the buffer amount.
Upside Scenario if the Underlier Appreciates	The final underlier value is greater than the initial underlier value. In this case, at maturity, we will pay the stated principal amount of $1,000 plus a return equal to 150% of the underlier return, subject to the maximum upside payment at maturity of $1,186.50 per Buffered PLUS (118.65% of the stated principal amount).

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Dual Directional Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Absolute Return Scenario	The final underlier value is equal to the initial underlier value or less than the initial underlier value but not by more than the buffer amount. In this case, at maturity, we will pay the stated principal amount of $1,000 plus a return equal to the absolute value of the underlier return. For example, if the final underlier value is 5% less than the initial underlier value, the Buffered PLUS will provide a total positive return of 5% at maturity. The maximum return you may receive in this scenario is a positive 15% return at maturity.
Downside Scenario	The final underlier value is less than the initial underlier value by more than the buffer amount. In this case, at maturity, we will pay less than the stated principal amount by an amount that is equal to the percentage decrease from the initial underlier value to the final underlier value beyond the buffer amount of 15%. The minimum payment at maturity is $150.00 per Buffered PLUS.

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Dual Directional Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Information

You should read this document together with the prospectus dated December 20, 2023, as supplemented by the prospectus supplement dated December 20, 2023, relating to our Senior Global Medium-Term Notes, Series J, of which the Buffered PLUS are a part, the underlying supplement no. 1A dated May 16, 2024 and the product supplement no. 1A dated May 16, 2024. This document, together with these documents, contains the terms of the Buffered PLUS and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this document and the documents listed below. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. These documents are an offer to sell only the Buffered PLUS offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in each such document is current only as of its date.

If the information in this document differs from the information contained in the documents listed below, you should rely on the information in this document.

You should carefully consider, among other things, the matters set forth in “Risk Factors” in this document and the documents listed below, as the Buffered PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Buffered PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm

•	Prospectus Supplement dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm

•	Underlying Supplement No. 1A dated May 16, 2024:

https://www.sec.gov/Archives/edgar/data/1000275/000095010324006773/dp211259_424b2-us1a.htm

•	Product Supplement No. 1A dated May 16, 2024:

https://www.sec.gov/Archives/edgar/data/1000275/000095010324006777/dp211286_424b2-ps1a.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this document, “Royal Bank of Canada,” the “Bank,” “we,” “our” and “us” mean only Royal Bank of Canada.

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Dual Directional Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How the Buffered PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Buffered PLUS based on the following terms:

Stated principal amount:	$1,000 per Buffered PLUS
Leverage factor:	150% (applicable only if the final underlier value is greater than the initial underlier value)
Buffer amount:	15%
Maximum upside payment at maturity:	$1,186.50 per Buffered PLUS (118.65% of the stated principal amount)
Minimum payment at maturity:	$150.00 per Buffered PLUS (15% of the stated principal amount)

Buffered PLUS Payoff Diagram

■ The Buffered PLUS	■ The Underlier

Scenario Analysis

▪	Upside Scenario. If the final underlier value is greater than the initial underlier value, then at maturity investors would receive the $1,000 stated principal amount plus a return reflecting 150% of the appreciation of the underlier from the initial underlier value to the final underlier value, subject to the maximum upside payment at maturity. Under the terms of the Buffered PLUS, investors would realize the maximum upside payment at maturity at a final underlier value of approximately 112.434% of the initial underlier value.

▪	If the underlier appreciates 3%, at maturity investors would receive a return of 4.50%, or $1,045.00 per Buffered PLUS, or 104.50% of the stated principal amount.

▪	If the underlier appreciates 50%, at maturity investors would receive only the maximum upside payment at maturity of $1,186.50 per Buffered PLUS, or 118.65% of the stated principal amount.

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Dual Directional Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

▪	Absolute Return Scenario. If the final underlier value is equal to the initial underlier value or less than the initial underlier value but not by more than the buffer amount of 15%, at maturity investors would receive the $1,000 stated principal amount plus a return equal to the absolute value of the underlier return.

▪	If the underlier depreciates 5%, at maturity investors would receive a return of 5%, or $1,050.00 per Buffered PLUS, or 105% of the stated principal amount.

▪	The maximum return you may receive in this scenario is a positive 15% return at maturity.

▪	Downside Scenario. If the final underlier value is less than the initial underlier value by more than the buffer amount of 15%, at maturity investors would receive an amount that is less than the $1,000 stated principal amount and that reflects a 1% loss of principal for each 1% decline in the underlier beyond the buffer amount. Investors may lose up to 85% of their initial investment in the Buffered PLUS.

▪	If the underlier depreciates 50%, at maturity investors would lose 35% of their principal and receive only $650.00 per Buffered PLUS, or 65% of the stated principal amount.

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Dual Directional Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Risk Factors

An investment in the Buffered PLUS involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Buffered PLUS. Some of the risks that apply to an investment in the Buffered PLUS are summarized below, but we urge you to read also the “Risk Factors” sections of the accompanying prospectus, prospectus supplement and product supplement. You should not purchase the Buffered PLUS unless you understand and can bear the risks of investing in the Buffered PLUS.

Risks Relating to the Terms and Structure of the Buffered PLUS

▪	The Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 15% of your principal. The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 15% of your principal. If the final underlier value is less than the initial underlier value by more than the buffer amount of 15%, the payment at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each Buffered PLUS by a percentage equal to the percentage decrease from the initial underlier value to the final underlier value beyond the buffer amount. You may lose up to 85% of your initial investment in the Buffered PLUS.

▪	The appreciation potential of the Buffered PLUS is limited by the maximum upside payment at maturity. The appreciation potential of the Buffered PLUS is limited by the maximum upside payment at maturity of $1,186.50 per Buffered PLUS, or 118.65% of the stated principal amount. Although the leverage factor provides 150% exposure to any increase in the final underlier value as compared to the initial underlier value, because the payment at maturity will be limited to 118.65% of the stated principal amount, any increase in the final underlier value over the initial underlier value by more than approximately 12.434% will not further increase the return on the Buffered PLUS.

▪	Your potential for a positive return from depreciation of the underlier is limited. The absolute value return feature applies only if the final underlier value is less than the initial underlier value but not by more than the buffer amount, thus, any return potential of the Buffered PLUS in the event that the final underlier value is less than the initial underlier value is limited by the buffer amount. Any decline in the final underlier value from the initial underlier value by more than the buffer amount will result in a loss, rather than a positive return, on the Buffered PLUS.

▪	Your return on the Buffered PLUS may be lower than the return on a conventional debt security of comparable maturity. The return that you will receive on the Buffered PLUS, which could be negative, may be less than the return you could earn on other investments. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money, such as inflation.

▪	Payments on the Buffered PLUS are subject to our credit risk, and market perceptions about our creditworthiness may adversely affect the market value of the Buffered PLUS. The Buffered PLUS are our senior unsecured debt securities, and your receipt of any amounts due on the Buffered PLUS is dependent upon our ability to pay our obligations as they come due. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Buffered PLUS and you could lose your entire investment. In addition, any negative changes in market perceptions about our creditworthiness may adversely affect the market value of the Buffered PLUS.

▪	Any payment on the Buffered PLUS will be determined based on the closing values of the underlier on the dates specified. Any payment on the Buffered PLUS will be determined based on the closing values of the underlier on the dates specified. You will not benefit from any more favorable value of the underlier determined at any other time.

▪	The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Buffered PLUS, and significant aspects of the tax treatment of the Buffered PLUS are uncertain. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Income Tax Considerations” in the accompanying product supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS.

Risks Relating to the Initial Estimated Value of the Buffered PLUS and the Secondary Market for the Buffered PLUS

▪	There may not be an active trading market for the Buffered PLUS; sales in the secondary market may result in significant losses. There may be little or no secondary market for the Buffered PLUS. The Buffered PLUS will not be

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Principal at Risk Securities

listed on any securities exchange. RBCCM and our other affiliates may make a market for the Buffered PLUS; however, they are not required to do so and, if they choose to do so, may stop any market-making activities at any time. Because other dealers are not likely to make a secondary market for the Buffered PLUS, the price at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which RBCCM or any of our other affiliates is willing to buy the Buffered PLUS. Even if a secondary market for the Buffered PLUS develops, it may not provide enough liquidity to allow you to easily trade or sell the Buffered PLUS. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Buffered PLUS in any secondary market could be substantial. If you sell your Buffered PLUS before maturity, you may have to do so at a substantial discount from the price that you paid for them, and as a result, you may suffer significant losses. The Buffered PLUS are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Buffered PLUS to maturity.

▪	The initial estimated value of the Buffered PLUS is less than the public offering price. The initial estimated value of the Buffered PLUS is less than the public offering price of the Buffered PLUS and does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Buffered PLUS in any secondary market (if any exists) at any time. If you attempt to sell the Buffered PLUS prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the value of the underlier, the internal funding rate we pay to issue securities of this kind (which is lower than the rate at which we borrow funds by issuing conventional fixed rate debt) and the inclusion in the public offering price of the agent’s commissions, our estimated profit and the estimated costs relating to our hedging of the Buffered PLUS. These factors, together with various credit, market and economic factors over the term of the Buffered PLUS, are expected to reduce the price at which you may be able to sell the Buffered PLUS in any secondary market and will affect the value of the Buffered PLUS in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Buffered PLUS prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the agent’s commissions, our estimated profit or the hedging costs relating to the Buffered PLUS. In addition, any price at which you may sell the Buffered PLUS is likely to reflect customary bid-ask spreads for similar trades. In addition to bid-ask spreads, the value of the Buffered PLUS determined for any secondary market price is expected to be based on a secondary market rate rather than the internal funding rate used to price the Buffered PLUS and determine the initial estimated value. As a result, the secondary market price will be less than if the internal funding rate were used.

▪	The initial estimated value of the Buffered PLUS is only an estimate, calculated as of the pricing date. The initial estimated value of the Buffered PLUS is based on the value of our obligation to make the payments on the Buffered PLUS, together with the mid-market value of the derivative embedded in the terms of the Buffered PLUS. See “Structuring the Buffered PLUS” below. Our estimate is based on a variety of assumptions, including our internal funding rate (which represents a discount from our credit spreads), expectations as to dividends, interest rates and volatility and the expected term of the Buffered PLUS. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Buffered PLUS or similar securities at a price that is significantly different than we do.

The value of the Buffered PLUS at any time after the pricing date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Buffered PLUS in any secondary market, if any, should be expected to differ materially from the initial estimated value of the Buffered PLUS.

Risks Relating to Conflicts of Interest and Our Trading Activities

▪	Hedging and trading activity by us and our affiliates could potentially adversely affect the value of the Buffered PLUS. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the Buffered PLUS (and possibly to other instruments linked to the underlier or the securities it represents), including trading in those securities as well as in other related instruments. Some of our affiliates also may conduct trading activities relating to the underlier on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial underlier value and, therefore, could increase the value at or above which the underlier must close on the valuation date so that investors do not suffer a loss on their initial investment in the Buffered PLUS. Additionally, such hedging or trading activities during the term of the Buffered PLUS, including on the valuation date, could adversely affect the closing value of the underlier on the valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any.

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Principal at Risk Securities

▪	Our and our affiliates’ business and trading activities may create conflicts of interest. You should make your own independent investigation of the merits of investing in the Buffered PLUS. Our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Buffered PLUS due to our and our affiliates’ business and trading activities, and we and our affiliates have no obligation to consider your interests in taking any actions that might affect the value of the Buffered PLUS. Trading by us and our affiliates may adversely affect the value of the underlier and the market value of the Buffered PLUS. See “Risk Factors—Risks Relating to Conflicts of Interest” in the accompanying product supplement.

▪	RBCCM’s role as calculation agent may create conflicts of interest. As calculation agent, our affiliate, RBCCM, will determine any values of the underlier and make any other determinations necessary to calculate any payments on the Buffered PLUS. In making these determinations, the calculation agent may be required to make discretionary judgments, including those described under “— Risks Relating to the Underlier” below. In making these discretionary judgments, the economic interests of the calculation agent are potentially adverse to your interests as an investor in the Buffered PLUS, and any of these determinations may adversely affect any payments on the Buffered PLUS. The calculation agent will have no obligation to consider your interests as an investor in the Buffered PLUS in making any determinations with respect to the Buffered PLUS.

Risks Relating to the Underlier

▪	You will not have any rights to the securities included in the underlier. As an investor in the Buffered PLUS, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the securities included in the underlier. The underlier is a price return index and its return does not reflect regular cash dividends paid by its components.

▪	The securities are subject to small-capitalization companies risk. The underlier tracks securities issued by companies with relatively small market capitalizations. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies. As a result, the value of the underlier may be more volatile than that of a market measure that does not track solely small-capitalization stocks. Stock prices of small-capitalization companies are also generally more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded and may be less attractive to many investors if they do not pay dividends. In addition, small-capitalization companies are often less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Small-capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their target markets, fewer financial resources and fewer competitive strengths than large-capitalization companies. These companies may also be more susceptible to adverse developments related to their products or services.

▪	Any payment on the Buffered PLUS may be postponed and adversely affected by the occurrence of a market disruption event. The timing and amount of any payment on the Buffered PLUS is subject to adjustment upon the occurrence of a market disruption event affecting the underlier. If a market disruption event persists for a sustained period, the calculation agent may make a determination of the closing value of the underlier. See “General Terms of the Notes—Indices—Market Disruption Events,” “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

▪	Adjustments to the underlier could adversely affect any payments on the Buffered PLUS. The sponsor of the underlier may add, delete, substitute or adjust the securities composing the underlier or make other methodological changes to the underlier that could affect its performance. The calculation agent will calculate the value to be used as the closing value of the underlier in the event of certain material changes in, or modifications to, the underlier. In addition, the sponsor of the underlier may also discontinue or suspend calculation or publication of the underlier at any time. Under these circumstances, the calculation agent may select a successor index that the calculation agent determines to be comparable to the underlier or, if no successor index is available, the calculation agent will determine the value to be used as the closing value of the underlier. Any of these actions could adversely affect the value of the underlier and, consequently, the value of the Buffered PLUS. See “General Terms of the Notes—Indices—Discontinuation of, or Adjustments to, an Index” in the accompanying product supplement.

▪	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the Buffered PLUS. Governmental regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the Buffered PLUS or securities included

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in the underlier, or engaging in transactions in them, and any such action could adversely affect the value of the underlier. These regulatory actions could result in restrictions on the Buffered PLUS and could result in the loss of a significant portion of your initial investment in the Buffered PLUS, including if you are forced to divest the Buffered PLUS due to the government mandates, especially if such divestment must be made at a time when the value of the Buffered PLUS has declined.

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Principal at Risk Securities

Information about the Underlier

The underlier measures the capitalization-weighted price performance of 2,000 U.S. small-capitalization stocks listed on eligible U.S. exchanges and is designed to track the performance of the small-capitalization segment of the U.S. equity market. For more information about the underlier, see “Indices—The Russell Indices” in the accompanying underlying supplement.

The table below sets forth the published high and low closing values of the underlier for each quarter in the period from January 2, 2020 through March 14, 2025. The graph below sets forth the daily closing values of the underlier for that period. We obtained the information in the table and graph below from Bloomberg Financial Services, without independent verification. You should not take the historical performance of the underlier as an indication of its future performance, and no assurance can be given as to the value of the underlier on the valuation date.

Information as of market close on March 14, 2025:

Bloomberg Ticker Symbol:	RTY	52 Weeks Ago:	2,031.175
Current Underlier Value:	2,044.095	52 Week High:	2,442.031
		52 Week Low:	1,942.958

The Russell 2000® Index	High	Low
2020
First Quarter	1,705.215	991.160
Second Quarter	1,536.895	1,052.053
Third Quarter	1,592.287	1,398.920
Fourth Quarter	2,007.104	1,531.202
2021
First Quarter	2,360.168	1,945.914
Second Quarter	2,343.758	2,135.139
Third Quarter	2,329.359	2,130.680
Fourth Quarter	2,442.742	2,139.875
2022
First Quarter	2,272.557	1,931.288
Second Quarter	2,095.440	1,649.836
Third Quarter	2,021.346	1,655.882
Fourth Quarter	1,892.839	1,682.403
2023
First Quarter	2,001.221	1,720.291
Second Quarter	1,896.333	1,718.811
Third Quarter	2,003.177	1,761.609
Fourth Quarter	2,066.214	1,636.938
2024
First Quarter	2,124.547	1,913.166
Second Quarter	2,109.459	1,942.958
Third Quarter	2,263.674	2,026.727
Fourth Quarter	2,442.031	2,180.146
2025
First Quarter (through March 14, 2025)	2,317.968	1,993.690

March 2025	Page 11

Dual Directional Buffered PLUS Based on the Performance of the Russell 2000® Index due April 5, 2027

Dual Directional Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The Russell 2000® Index – Historical Closing Values January 2, 2020 to March 14, 2025

March 2025	Page 12

Dual Directional Buffered PLUS Based on the Performance of the Russell 2000® Index due April 5, 2027

Dual Directional Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Information about the Buffered PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions
Minimum ticketing size:	$1,000 / 1 Buffered PLUS
Trustee:	The Bank of New York Mellon
Calculation agent:	RBCCM
Use of proceeds and hedging:	The net proceeds from the sale of the Buffered PLUS will be used as described under “Use of Proceeds” in the accompanying prospectus supplement and prospectus and to hedge market risks of Royal Bank of Canada associated with its obligation to make the payment at maturity on the Buffered PLUS. The initial public offering price of the Buffered PLUS includes the underwriting discount and commission and the estimated cost of hedging our obligations under the Buffered PLUS.

United States Federal Income Tax Considerations

You should review carefully the section in the accompanying product supplement entitled “United States Federal Income Tax Considerations.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Buffered PLUS.

Generally, this discussion assumes that you purchased the Buffered PLUS for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to the underlier. You should consult your tax adviser regarding the effect any such circumstances may have on the U.S. federal income tax consequences of your ownership of a Buffered PLUS.

In the opinion of our counsel, it is reasonable to treat the Buffered PLUS for U.S. federal income tax purposes as prepaid financial contracts that are “open transactions,” as described in the section entitled “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Financial Contracts that are Open Transactions” in the accompanying product supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. A different tax treatment could be adverse to you. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your Buffered PLUS (including upon maturity or an earlier redemption, if applicable) and (ii) the gain or loss on your Buffered PLUS should be treated as short-term capital gain or loss unless you have held the Buffered PLUS for more than one year, in which case your gain or loss should be treated as long-term capital gain or loss.

We do not plan to request a ruling from the IRS regarding the treatment of the Buffered PLUS. An alternative characterization of the Buffered PLUS could materially and adversely affect the tax consequences of ownership and disposition of the Buffered PLUS, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.

Non-U.S. Holders. As discussed under “United States Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain determinations made by us, our counsel is of the opinion that Section 871(m) should not apply to the Buffered PLUS with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

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Dual Directional Buffered PLUS Based on the Performance of the Russell 2000® Index due April 5, 2027

Dual Directional Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Canadian Federal Income Tax Consequences

You should read carefully the description of material Canadian federal income tax considerations relevant to a Non-resident Holder owning debt securities under “Supplemental Discussion of Canadian Tax Consequences” in the accompanying product supplement.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, RBCCM, an affiliate of Royal Bank of Canada, will purchase the Buffered PLUS from Royal Bank of Canada for distribution to MSWM. RBCCM will act as agent for the Buffered PLUS and will receive the fee specified on the front cover of this document and will pay to MSWM a fixed sales commission for each of the Buffered PLUS they sell as specified on the front cover of this document. Of the fee received by RBCCM, RBCCM will pay MSWM a structuring fee for each Buffered PLUS as specified on the front cover of this document. The costs included in the original issue price of the Buffered PLUS will include a fee paid by RBCCM to LFT Securities, LLC, an entity in which an affiliate of MSWM has an ownership interest, for providing certain electronic platform services with respect to this offering.

MSWM may reclaim selling concessions allowed to individual brokers within MSWM in connection with the offering if, within 30 days of the offering, Royal Bank of Canada repurchases the Buffered PLUS distributed by such brokers.

The value of the Buffered PLUS shown on your account statement may be based on RBCCM’s estimate of the value of the Buffered PLUS if RBCCM or another of our affiliates were to make a market in the Buffered PLUS (which it is not obligated to do). That estimate will be based on the price that RBCCM may pay for the Buffered PLUS in light of then-prevailing market conditions, our creditworthiness and transaction costs. For an initial period of approximately twelve months after the original issue date, the value of the Buffered PLUS that may be shown on your account statement is expected to be higher than RBCCM’s estimated value of the Buffered PLUS at that time. This is because the estimated value of the Buffered PLUS will not include the agent’s commission and our hedging costs and profits; however, the value of the Buffered PLUS shown on your account statement during that period is initially expected to be a higher amount, reflecting the addition of the agent’s commission and our estimated costs and profits from hedging the Buffered PLUS. This excess is expected to decrease over time until the end of this period, and we reserve the right to shorten this period. After this period, if RBCCM repurchases your Buffered PLUS, it expects to do so at prices that reflect its estimated value.

RBCCM or another of its affiliates or agents may use this document in market-making transactions after the initial sale of the Buffered PLUS, but is under no obligation to do so and may discontinue any market-making activities at any time without notice. Unless RBCCM or its agent informs the purchaser otherwise in the confirmation of sale, this document is being used in a market-making transaction.

For additional information about the settlement cycle of the Buffered PLUS, see “Plan of Distribution” in the accompanying prospectus. For additional information as to the relationship between us and RBCCM, see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.

Structuring the Buffered PLUS

The Buffered PLUS are our debt securities. As is the case for all of our debt securities, including our structured notes, the economic terms of the Buffered PLUS reflect our actual or perceived creditworthiness. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under structured notes at a rate that is lower than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. The lower internal funding rate, the agent’s commission and the hedging-related costs relating to the Buffered PLUS reduce the economic terms of the Buffered PLUS to you and result in the initial estimated value for the Buffered PLUS being less than their public offering price. Unlike the initial estimated value, any value of the Buffered PLUS determined for purposes of a secondary market transaction may be based on a secondary market rate, which may result in a lower value for the Buffered PLUS than if our initial internal funding rate were used.

In order to satisfy our payment obligations under the Buffered PLUS, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with RBCCM and/or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, volatility and the tenor of the Buffered PLUS. The economic terms of the Buffered PLUS and the initial estimated value depend in part on the terms of these hedging arrangements.

March 2025	Page 14

Dual Directional Buffered PLUS Based on the Performance of the Russell 2000® Index due April 5, 2027

Dual Directional Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

See “Risk Factors—Risks Relating to the Initial Estimated Value of the Buffered PLUS and the Secondary Market for the Buffered PLUS—The initial estimated value of the Buffered PLUS is less than the public offering price” above.

Validity of the Buffered PLUS

In the opinion of Norton Rose Fulbright Canada LLP, as Canadian counsel to the Bank, the issue and sale of the Buffered PLUS has been duly authorized by all necessary corporate action of the Bank in conformity with the indenture, and when the Buffered PLUS have been duly executed, authenticated and issued in accordance with the indenture and delivered against payment therefor, the Buffered PLUS will be validly issued and, to the extent validity of the Buffered PLUS is a matter governed by the laws of the Province of Ontario or Québec, or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to the following limitations: (i) the enforceability of the indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws of general application affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture is subject to general equitable principles, including the principle that the availability of equitable remedies, such as specific performance and injunction, may only be granted at the discretion of a court of competent jurisdiction; (iii) under applicable limitations statutes generally, including that the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under such applicable limitations statutes; (iv) rights to indemnity and contribution under the Buffered PLUS or the indenture which may be limited by applicable law; and (v) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada and such judgment may be based on a rate of exchange in existence on a day other than the day of payment, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated December 20, 2023, which has been filed as Exhibit 5.3 to the Bank’s Form 6-K filed with the SEC dated December 20, 2023. References to the “indenture” in this paragraph mean the Indenture as defined in the opinion of Norton Rose Fulbright Canada LLP dated December 20, 2023, as further amended and supplemented by the sixth supplemental indenture dated as of July 23, 2024.

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Bank, when the Buffered PLUS offered by this pricing supplement have been issued by the Bank pursuant to the indenture, the trustee has made, in accordance with the indenture, the appropriate notation to the master note evidencing such Buffered PLUS (the “master note”), and such Buffered PLUS have been delivered against payment as contemplated herein, such Buffered PLUS will be valid and binding obligations of the Bank, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or applications giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to (i) the enforceability of any waiver of rights under any usury or stay law or (ii) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as the foregoing opinion involves matters governed by the laws of the Provinces of Ontario and Québec and the federal laws of Canada, you have received, and we understand that you are relying upon, the opinion of Norton Rose Fulbright Canada LLP, Canadian counsel for the Bank, set forth above. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated May 16, 2024, which has been filed as an exhibit to the Bank’s Form 6-K filed with the SEC on May 16, 2024. References to the “indenture” in this paragraph mean the Indenture as defined in the opinion of Davis Polk & Wardwell LLP dated May 16, 2024, as further amended and supplemented by the sixth supplemental indenture dated as of July 23, 2024.

March 2025	Page 15